Exhibit 10.2

RESTRICTIVE COVENANT AGREEMENT
(New Employee)

THIS AGREEMENT is made and entered into by and between Eric C. Apfelbach (“Employee”) and ZBB Energy Corporation (the “Company”).

In consideration of the employment of Employee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:

1.  Confidentiality Obligations During and Post-Employment.
1.1 Trade Secrets. During the term of Employee’s employment, Employee will not directly or indirectly use or disclose any Trade Secret of the Company except in the interest and for the benefit of the Company. After the end of Employee’s employment with the Company, for whatever reason, Employee will not directly or indirectly use or disclose any Trade Secret of the Company.

1.2 Confidential Information. During the term of Employee’s employment, Employee will not directly or indirectly use or disclose any Confidential Information of the Company except in the interest and for the benefit of the Company. For twenty-four (24) months following the end of Employee’s employment with the Company, for whatever reason, Employee will not directly or indirectly use or disclose any Confidential Information of the Company.

2. Restrictions During Employment. During the term of Employee’s employment with the Company, Employee will not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert customers’ business from the Company anywhere the Company does or is taking steps to do business.

3. Post-Employment Non-Solicitation of Restricted Customers.  For twenty-four (24) months following the end of Employee’s employment with the Company, for whatever reason, Employee agrees not to directly or indirectly sell or attempt to sell to any Restricted Customer any products or services of the type or substantially similar to the type Employee sold, marketed or performed on behalf of the Company during the twenty-four (24) months prior to the end of Employee’s employment, for whatever reason, with the Company.

4.  Post-Employment Restricted Services Obligation.  For twenty-four (24) months following the end of Employee’s employment, for whatever reason, with the Company, Employee agrees not to directly or indirectly provide Restricted Services to any Competitor or advice or counsel concerning the provision of Restricted Services, in the geographic areas in which during the twelve (12) months preceding the end of Employee’s employment, for whatever reason, with the Company, Employee provided substantial services or assisted any Company employee or agent in the provision of substantial services to or on behalf of the Company.

This provision shall not be interpreted to preclude Employee from providing non-Restricted Services to a Competitor.

5.  Definitions.
5.1 Trade Secret.  The term “Trade Secret” shall have that meaning set forth under applicable law. The term includes, but is not limited to, all computer source, object, or other code created by or for the Company.

5.2  Confidential Information.  The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or provided to the Company by its customers that is not known generally to the public or the Company’s competitors. Examples of Confidential Information include the following: (i) information about products under development, product methodologies and specifications, research, development or business plans, financial information, customer lists, information about orders from and transactions with customers, sales and marketing strategies and plans, pricing strategies, personnel information, and business records; (ii) information that is marked or otherwise designated as confidential or proprietary by the Company; and (iii) confidential information of customers.

5.3 Exclusions. Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” do not include, and the obligations set forth in this Agreement do not apply to, any information that: (i) can be demonstrated by Employee to have been known by Employee prior to Employee’s employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Employee; (iii) is obtained by Employee in good faith from a third party who discloses such information to Employee on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; (iv) is independently developed by Employee outside the scope of Employee’s employment without use of Confidential Information or Trade Secrets; or (v) is Employee’s personnel information.

5.4 Restricted Customer. The term “Restricted Customer” means any individual or entity (i) for whom/which the Company has provided goods, products or services, or (ii) to whom/which Employee provided goods, products or services on behalf of the Company, or about whom/which Employee acquired non-public information in connection with Employee’s employment by the Company during the twenty-four (24) months preceding the end of Employee’s employment, for whatever reason, with the Company.

5.5 Restricted Services. The term “Restricted Services” means services of the kind Employee provided to the Company during the twelve (12) months preceding the end of Employee’s employment, for whatever reason, with the Company related to the zinc energy storage industry and the goods, products or services sold or provided by the Company.

5.6 Competitor. The term “Competitor” means any business that provides or sells zinc energy storage services or products substantially similar to those provided or sold by Employee on behalf of the Company during the twelve (12) months preceding the end, for whatever reason, of Employee’s employment with the Company.

5.7 Business Ideas. The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments, and copyrightable works, whether or not patentable or registrable, that Employee originates or develops either alone or jointly with others while Employee is employed by the Company, and that are (i) related to any business known to Employee to be engaged in or contemplated by the Company; (ii) originated or developed during Employee’s working hours; or (iii) originated or developed, in whole or in part, using materials, labor, facilities, or equipment furnished by the Company, or using Confidential Information and/or Trade Secrets.

6.  Return of Records and Property.  Upon the end of Employee’s employment with the Company, for whatever reason, or upon request by the Company at any time, Employee shall immediately return and/or disclose to the Company all passwords, codes,  documents, records, computer media, information and materials, keys, access cards, computers, telephones, hand held devices, equipment, supplies, items owned or leased by the Company and any other property belonging and/or relating to the Company or its Customers and all copies of all such materials and property.  Upon the end, for whatever reason, of Employee’s employment with the Company, or upon request by the Company at any time, Employee further agrees to destroy such records maintained by Employee on Employee’s own computer, hand held device and/or other equipment and to make available to the Company such devices and equipment for inspection by the Company or its agents, at reasonable times upon the Company’s request, to ensure that adequate measures have been taken to destroy such records on such devices and equipment.

7.  Business Idea Rights.
7.1 Assignment. The Company will own, and Employee hereby assigns and agrees to assign to the Company, all rights in all Business Ideas that Employee originates or develops either alone or jointly with others while Employee is employed by the Company. All Business Ideas that are or form the basis for copyrightable works are hereby assigned to the Company and/or shall be assigned to the Company or shall be considered “works for hire” as that term is defined by U.S. copyright law.

7.2 Disclosure. While employed by the Company, Employee will promptly disclose all Business Ideas to the Company.

7.3 Execution of Documentation. Employee, at any time during or within twenty-four (24) months after the term of his employment with the Company for any reason, will promptly execute all documents that the Company may reasonably require to perfect its patent, copyright, and other rights to such Business Ideas throughout the world.

8.  Non-Solicitation of Employees.  During the term of Employee’s employment with the Company and for twelve (12) months thereafter, Employee shall not directly or indirectly encourage any Company employee to terminate his/her employment with the Company or solicit such an individual for employment outside the Company in a manner that would end or diminish that employee’s services to the Company.  However, this paragraph shall not prevent Employee from being a reference for any Company employee, nor does it preclude Employee from soliciting Company employees through general advertising that is not specifically directed at Company employees.

9.  Employee Disclosures and Acknowledgments.
9.1 Confidential Information of Others. Employee certifies that Employee has not, and will not, disclose or use during Employee’s time as an employee of the Company, any confidential information or trade secrets that Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Employee became an employee of the Company.  All prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting that Employee has entered into that restrict Employee’s ability to perform any services as an employee for the Company, are listed below under the heading List of Prior Obligations.

9.2 Scope of Restrictions. Employee acknowledges and represents that the scope of the restrictions contained in this Agreement are appropriate, necessary, and reasonable, based on the specialized knowledge Employee will gain while employed by the Company, for the protection of the Company’s business, goodwill, and property rights.  Employee further acknowledges that the restrictions imposed will not prevent Employee from earning a living in the event of, and after, the end of Employee’s employment with the Company, for whatever reason.

9.3  Prospective Employers. Employee agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any entity that offers employment to Employee. Employee also agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Employee’s potential or future employers.

9.4  Exception.  Employee further acknowledges and agrees that nothing in this Agreement shall prevent Employee, after the end of employment with the Company, from using general skills and knowledge gained while employed by the Company.

10.  Miscellaneous.
10.1 Binding Effect. This Agreement binds Employee’s heirs, executors, administrators, legal representatives and assigns and inures to the benefit of the Company and its successors and assigns.

10.2 Entire Agreement; Amendment or Waiver. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and shall supersede all prior discussions, negotiations, correspondence, agreements and understandings, whether oral or written, between the Company and Employee with respect to the subject matter addressed in this Agreement. No provision of this Agreement may be amended or waived other than in writing by the party against whom enforcement of such amendment or waiver is sought.

10.3 Injunctive Relief. The parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief without the requirement of the posting of a bond or other security.

10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of Wisconsin.

10.5  Consideration.  Execution of this Agreement is a condition of Employee’s employment with the Company, and Employee’s employment by the Company constitutes the consideration for Employee’s undertakings hereunder.

10.6 Severability. The obligations imposed by this Agreement are severable and should be construed independently of each other.  The invalidity of one provision shall not affect the validity of any other provision.

10.7 Terminable-At-Will. Nothing in this Agreement shall be construed to limit the right of either party to terminate the employment relationship at any time with or without cause or notice.

10.8 Third-Party Beneficiaries. Any Company affiliates are third-party beneficiaries with respect to Employee’s performance of Employee’s duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Company and any of its affiliates, enjoying the benefits thereof, may enforce this Agreement directly against Employee. The terms Trade Secret, Confidential Information, and Business Ideas shall include materials and information of the Company’s affiliates to which Employee has access.

10.9  Waiver of Breach.  The waiver by the Company of a breach of any provision of this Agreement shall not be deemed a waiver of any subsequent breach.

List of Prior Obligations

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By: /s/ Eric C. Apfelbach

        Eric C. Apfelbach

ZBB ENERGY CORPORATION

By: /s/ Paul F. Koeppe
         Paul F. Koeppe
Title: Interim Chief Executive Officer
Date: January 7, 2010